Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and executed in California by and between LEINER HEALTH PRODUCTS, INC. (hereinafter “Company”) and ROBERT REYNOLDS (hereinafter “Employee”), and is effective as of January 28, 2002.

1.	RECITALS:

Employee will be employed by virtue of this Agreement by the Company in various capacities including that of Executive Vice President, Chief Financial Officer. Through such experience Employee will acquire outstanding and special skills and abilities and an extensive background in and knowledge of the Company’s business and the industry in which it is engaged;

Employee desires the employment with the Company and is willing to become employed on those terms and conditions set forth below;

NOW, THEREFORE, in consideration of the recitals above and of the mutual promises and conditions in this Employment Agreement, it is agreed as follows:

2.	TERM OF EMPLOYMENT:

Subject to Section 5, the Company hereby employs Employee, and Employee hereby accepts employment with the Company for an Initial Term beginning on January 28, 2002 and ending January 28, 2005. Following completion of the Initial Term, the Agreement shall extend automatically in one (1) year terms unless, at least sixty (60) days prior to the then-scheduled expiration of the current term (including the Initial Term) either party gives written notice of non-extension, or Employee’s employment is earlier terminated in accordance with this Agreement.

3.	DUTIES OF EMPLOYEE:

Employee shall be employed as Executive Vice President, Chief Financial Officer and shall perform such duties as may, from time to time be assigned by the Company provided that such duties are reasonably consistent with Employee’s education, experience and background. Employee will report to both the Chief Executive Officer and/or the Board of Directors of the Company. Employee agrees that he will at all times herein remain loyal and devote his best efforts to the Company’s business, conscientiously performing all duties and obligations required by the terms of this Agreement. Employee agrees to devote his full business time and energies to Company. Employee agrees that during the term of this Agreement, he shall not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, board member, director or in any other individual or representative capacity, engage or attempt to engage in any competitive activity relating to the business, goods and services provided by Company to its customers. Employee shall make full and prompt written disclosure to the Company of any business opportunity of which he becomes aware and which relates to the business of the Company, its subsidiaries or parent. Employee’s duties shall be performed at Company’s direction and at places Company requires.

Initials:	/s/ Illegible

Initials:	/s/ Illegible

4.	COMPENSATION OF EMPLOYEE:

(a) Regular Salary:

As compensation for services rendered under this Agreement, during the term of the Agreement, the Company shall pay to Employee a salary in an annualized amount of three hundred and twenty five thousand dollars ($325,000.00). Said salary may be adjusted as approved by the Compensation Committee of the Board of Director, in its sole and absolute discretion. Said salary will be paid in accordance with the Company’s payroll practices, currently weekly and from which shall be deducted all required and customary withholdings in conformity with the payroll policies of the Company in effect from time to time.

(b) Annual Bonus:

During the term of this Agreement and except as provided in the immediately following sentence (relating to the payments of an Annual Bonus for Fiscal Year 2002), in addition to the Regular Salary referenced above, Employee may receive an Annual Target Bonus of 50% of Regular Salary, which shall be payable based on the achievement of specified performance target set by the Board of Directors of the Company. For Fiscal Year 2002, Employee’s Annual Bonus shall be based on the Executive Committee Short Term Incentive Plan (which provides for a maximum bonus of 60% of Regular Salary) and will be pro rated based on the number of days Employee is employed by the Company during such Fiscal Year, provided that, Employee shall not receive an Annual Bonus pursuant to this sentence unless Employee is employed by the Company on the last day of such Fiscal Year. Following the Fiscal Year 2002, Employee must be employed by the Company for the entire Fiscal Year in order to be eligible for an Annual Bonus.

(c) Vacation and Other Paid Time Off:

Employee shall be entitled to vacation and other paid time off benefits to the same extent as other employees of Company in accordance with the vacation policy.

(d) Reimbursement of Expenses:

Employee shall be reimbursed for any necessary and reasonable tax deductible expenditures incurred by Employee in the performance of Employee’s duties on behalf of the Company during the term of employment as approved by the Chief Executive Officer and in accordance with the Company’s Travel Policy.

(e) Insurance Benefits:

Employee may participate in group medical insurance plan(s) and other insurance plan(s) in effect during the term of this Agreement to the same extent and under the same terms and conditions as any other employee of Company subject to the terms of the applicable Plan Documents.

Initials:	/s/ Illegible

Initials:	/s/ Illegible

(f) Stock Options:

(i) Upon the closing of the contemplated recapitalization or as soon as practicable thereafter (the “Grant Date”) and provided that Employee remains employed by the Company through the Grant Date, Employee will be granted fourteen thousand (14,000) stock options (the “Options”) to purchase shares of the common stock, par value $.01 per share, of the Company. The Options shall be non-qualified stock options and shall be issued pursuant to, and in accordance with, the Company’s Stock Incentive Plan (the “Plan”), which will be evidenced by one or more stock option agreements to be entered into by Employee and the Company, pursuant to the Plan. Each Option shall be exercisable at a price equal to one hundred dollars ($100.00). The Options shall vest and become exercisable in four equal annual installments beginning on the first anniversary of the date hereof, subject to Employee’s continued employment with the Company through the applicable vesting date.

(ii) Notwithstanding the provisions of Section 4(f)(i), if the closing of the contemplated recapitalization does not occur within eight months after the date hereof, then as soon as practicable thereafter and subject to approval of the Board of Directors of the Company (the “Board”), the Chief Executive Officer and Employee shall reasonably agree on the form, amount, and terms and conditions of the long term incentive compensation to be received by Employee in lieu of the Options specified under Section 4(f)(i); provided that Employee remains employed by the Company through the Award Date.

(g) Relocation Benefits:

The company will pay the Employee one hundred and sixty thousand dollars ($160,000) in two installments of eighty thousand dollars ($80,000). The first installment will be paid on or before January 31, 2002 and the second installment on or before March 31, 2002 (the “Payment Dates”), subject to Employee’s continued employment by the Company through the Payment Dates. These payments will cover Employee’s relocation, moving, and/or commuting expenses from Utah to California. In addition, the Company shall also pay Employee’s interim housing costs in California until February 15, 2002. For the avoidance of doubt, the payment of Employee’s interim housing costs by the Company shall be subject to Section 7(j).

5.	TERMINATION:

(a) This Agreement shall terminate upon the occurrence of any of the following events:

(i) Disability:

The Agreement shall terminate in the event the Employee becomes Permanently Disabled or Incapacitated. The term Permanently Disabled or Incapacitated means having any ailment or condition which prevents the Employee from actively carrying out the duties hereunder for the Company for a consecutive period of one hundred twenty (120) days or for one hundred and twenty (120) days in any 12-month period. At the expiration of the consecutive one hundred and twenty (120) day period this or the non-contiguous one hundred and twenty (120) day period, Employment Agreement shall be deemed terminated.

Initials:	/s/ Illegible

Initials:	/s/ Illegible

(ii) Death of Employee:

The Agreement shall terminate automatically in the event of Employee’s death.

(iii) With Cause:

In the event that termination is based on one or more of the following grounds, termination shall be With Cause. The Company may terminate this Agreement immediately upon Employee’s conviction of a felony or a crime involving moral turpitude or the conviction of any other crime involving dishonesty, disloyalty or fraud with respect to the Company. The Company may also terminate this Agreement immediately upon a material breach of this Agreement, a breach of the rules of conduct set forth in the Employee Handbook, or the negligent nonperformance or misperformance of the obligation(s) under this Agreement.

(iv) Without Cause:

The Company and Employee agree that Employee’s employment with the Company as referenced in the provisions of this Employment Agreement and all terms and conditions contained herein can be terminated by the Company at any time without Cause.

(b) Termination Pay:

(i) In the event Employee is terminated for any reason, the Employee will receive any accrued and unpaid Regular Salary and Bonus.

(ii) In the event Employee is terminated by Company without Cause (or if the Company gives the Employee a notice of non-extension referred to in Section 2 hereof), and said termination is not the result of death or disability as defined above, Employee is entitled to receive Termination Pay as follows: (A) twenty four (24) months of continued Regular Salary from the date of termination paid pursuant to the terms of Section 4(a) herein; and (B) a one time payment of an amount equal to the actual bonus paid to Employee pursuant to Section 4(b) for the year immediately preceding the date of termination of Employee’s employment. In order to be eligible for Termination Pay, Employee must execute a full release in favor of Company as well as its officers, directors, employees, and shareholders, absolving them from any and all claims, causes of action and liabilities arising out of or, including liabilities related to Employee’s hiring, employment, termination, and/or this Agreement.

6.	EMPLOYEE COVENANTS

(a) Covenant of Non-Solicitation:

During the term of this Agreement and for any period thereafter, Employee, either on his own account or for any person, firm, company, or other entity, shall not solicit, interfere with, induce, or attempt to induce, any employee of Company to leave their employment with Company or any customer to reduce, withdraw, or withhold business from the Company.

Initials:	/s/ Illegible

Initials:	/s/ Illegible

(b) Covenant of Non-Competition:

During the term of this Agreement and for a period of two (2) years thereafter, Employee shall no., except with the prior written consent of the Board, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity which has material operations which compete with any vitamin business in any jurisdiction in which the Company or any of its affiliates is engaged, or in which any of the foregoing has documented plans to become engaged of which Employee has knowledge at the time of Employee’s termination of employment. Notwithstanding anything herein to the contrary, (i) the foregoing shall not prevent Employee from acquiring as an investment securities representing not more than two percent (2%) of the outstanding voting securities of any publicly held corporation and (ii) in the event Employee is terminated by Company without Cause (or if the Company gives the Employee a notice of non-extension referred to in Section 2 hereof), the Employee may, by written notice to the Company promptly following any such termination, elect not to be bound by the covenant of non-competition set forth in this Section 6(b), in which case the Employee shall not be entitled to receive any Termination Pay hereunder.

(c) Covenant of Non-Disparagement:

From the date hereof, and during any period of employment with the Company and at any time thereafter, Employee will not directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company, any subsidiary thereof, North Castle Partners, L.L.C. (“North Castle”), any affiliate of any of these, or any products or services offered by any of these, nor shall he engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the Company, any subsidiary thereof, North Castle, or any affiliate of any of these, the reputation of Company products or the marketing of Company products, in each case except to the extent required by law, and then only after consultation with North Castle to the extent possible.

(d) Covenant of Non-Disclosure of Confidential or Trade Secret Information:

Employee agrees that all information communicated to him and/or obtained by him concerning work performed by or for the Company is confidential. Employee agrees that all of the following shall constitute confidential information: financial data; sales information; customer names and addresses; data regarding potential customers and patrons; pricing; formulas and processes; data regarding scientific research; cost information; profit margins; personnel information; business plans; budgets; marketing data; information regarding the names, addresses, phone numbers, other personal information, skills and compensation of Company’s other employees; data concerning forms and contracts used by Company; and any documents generated by Company or by Employee in the course of his employment with Company. Employee agrees that all confidential information described in this paragraph of this Agreement is and constitutes trade secret information as defined by Cal. Civ. Code § 3426.1, and is the exclusive property of the Company. Employee agrees not to disclose any confidential or trade secret information of Company to any other person during or following his employment with Company. Employee agrees that the unauthorized use or disclosure of any of Company’s confidential information or trade secrets obtained during or following his employment with Company constitutes misappropriation as defined by Cal. Civ. Code § 3426.1. Employee agrees

Initials:	/s/ Illegible

Initials:	/s/ Illegible

not to engage in any misappropriation at any time, whether during or following the completion of his employment with Company.

(e) Covenant to Return Confidential Information and Materials:

Upon termination of the Employee’s employment or otherwise at the Company’s request, Employee shall promptly return to Company all confidential information and materials, as defined in Section 6(d), in his possession. Employee agrees that any property situated on Company’s premises and owned by Company, including computer disks and other storage media, as well as filing cabinets, desks, or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Upon termination of Employee’s employment, Employee shall promptly return to Company all confidential information and materials in his possession, including copies of such materials.

(f) Covenant of Cooperation:

Employee agrees to cooperate with Company in any litigation or administrative proceedings involving any matters with which Employee is or was involved during his employment by Company.

(g) Remedies for Breach of Covenants:

Notwithstanding any other provision in this Agreement to the contrary, Employee acknowledges and agrees that if he breaches the Covenant of Non-Solicitation, Covenant of Non-Competition, Covenant of Non-Disparagement, Covenant of Non-Disclosure of Confidential or Trade Secret Information, Covenant to Return Confidential Information and Materials, and/or the Covenant of Cooperation, Company shall have the right to have Employee’s obligations specifically enforced on the grounds that such breach will cause irreparable injury to Company and money damages will not prove an adequate remedy. Such equitable remedies shall be in addition to any other remedies at law or equity, all of which remedies shall be cumulative and not exclusive. Employee agrees that in the event Employee breaches any of the covenants mentioned in the preceding sentence in any material respect following the termination of this Agreement, Employee shall (x) not be entitled to receive, if not already paid, the benefits described in Section 5(b)(ii) hereof and (y) return to the Company any and all payments previously made by the Company (or any of its affiliates) pursuant to Section 5(b)(ii) within 15 days after written demand for such repayment is made to Employee by the Company.

Employee further acknowledges and agrees that the obligations contained in the aforementioned covenants are fair, do not unreasonably restrict Employee’s future employment and business opportunities, and are commensurate with the compensation arrangements set out in this Agreement. The Covenants set forth above survive the termination of this Agreement.

7.	MISCELLANEOUS:

(a) Employee Representations:

Employee represents and warrants that, on the Effective Date he will be free to be employed by Company upon the terms contained in this Agreement and that on the employment date there will be no employment contracts or restrictive covenants preventing full performance

Initials:	/s/ Illegible

Initials:	/s/ Illegible

of his duties hereunder. Employee represents that he is not a party to any restrictive agreement limiting the performance of his duties for the Company and that he will hold the Company harmless from any and all suits and claims which may be commenced or made hereafter arising out of or relating to any such restrictive agreements

(b) Notices:

Any notices to be given hereunder by either party to the other may be effected by certified U.S. mail to the following addresses or at such other address as the parties shall designate from time to time by notice in writing in the manner provided hereunder:

The Company	c/o Senior Vice President of Human Resources
901 East 233rd Street Carson, California 90745-6204

Employee	546 East 800 South
Centerville, UT 84014

(c) Entire Agreement:

This instrument embodies the entire agreement concerning Employee’s employment with Company and it supersedes any and all other agreements, understandings, negotiations or discussions, either oral or in writing, express or implied, between the parties to this Agreement (including, but not limited to, the letter dated September 24, 2001, by and between the Company and Employee). Employee acknowledges that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by Company or anyone acting on its behalf which are not embodied in this Agreement; that Employee has not executed this Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact or circumstances not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement, including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement shall be valid or binding, unless executed in writing by the Chief Executive Officer.

(d) Severable Agreement:

If any provision of this Agreement is held by a court or other agency of competent jurisdiction to be invalid, void, or unenforceable, then the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

(e) Blue Pencil:

Employee and the Company agree that the covenants contained in Section 6 hereof are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

Initials:	/s/ Illegible

Initials:	/s/ Illegible

(f) Applicable Law:

This Agreement shall be governed and construed in accordance with the laws of the State of California.

(g) Waiver of Breach:

Any waiver by either party of any breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

(h) Arbitration of Disputes:

Except for exclusively monetary claims of less than five thousand dollars ($5,000.00) and claims for injunctive relief, Employee agrees that any claim, dispute or controversy which would otherwise require or allow resort to any court or other governmental dispute resolution forum (including but not limited, to all claims of discrimination or harassment), between Employee and Company (including, but not limited to those classified as Company’s owners, directors, agents, officers, and parties affiliated with Company’s employee benefit and health plans), related to, Employee’s employment by Company, whether based on tort, contract, statutory, or equitable law, or otherwise, shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act, in conformity with the procedures of the California Arbitration Act (Cal. Code. Civ. Proc. § 1280 et seq., including § 1283.05 and all of the Act’s other mandatory and permissive rights to discovery); provided, however, that: In addition to requirements imposed by law, any arbitrator shall be a neutral, retired California Superior Court Judge and shall be subject to disqualification on the same grounds as would apply to a judge of such court. To the extent applicable in civil actions in California courts, the following shall apply and be observed: all rules of pleading (including the right of demurrer), all rules of evidence, all rights to resolution of the dispute by means of motions for summary judgment, judgment on the pleadings, and judgment under Code of Civil Procedure §631.8. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pled, and the arbitrator may not invoke any basis other than such controlling law, including but not limited to notions of “just cause.” As reasonably required to allow full use and benefit of this agreement’s modifications to the Act’s procedures, the arbitrator shall extend the times set by the Act for the giving of notices and setting of hearings. All awards shall include the arbitrator’s written opinion providing reasoned explanations for the decision. Employee understands that this binding arbitration provision constitutes waiver by both Employee and Company to a jury trial. Any expense of arbitration shall be borne by the party who incurs such expense and joint expenses shall be shared equally; provided, however, that Employee shall not bear any expense which Employee would not be required to bear if the dispute were to be adjudicated in a court of law or equity.

(i) Attorneys’ Fees:

In the event either party brings any action or proceeding, including, but not limited to, arbitration to enforce the terms of this Agreement, or for damages for breach of the Agreement, or for a declaration of the rights, duties and obligations of the parties hereunder, the prevailing party in such action or proceeding shall be entitled to recover reasonable attorney’s fees and costs incurred as a part of any judgment or award to the extent permitted by applicable law.

Initials:	/s/ Illegible

Initials:	/s/ Illegible

(j) Taxes:

The Company shall have the power to withhold, of require Employee to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy the statutory minimum amount of all Federal, state, local and foreign withholding tax requirements with respect to any payment of cash, or issuance or delivery of any other property hereunder to Executive or any third party, and the Company may defer any such payment of cash or issuance or delivery of such other property until such requirements are satisfied.

(k) Counterparts:

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

(l) Section Headings:

The section headings used in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(m) Construction:

The parties hereto agree that they have both contributed to this Agreement and that the rules of construction shall not be applied against either party as the drafter of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed at                                 , California, by:

EMPLOYEE

DATED: 1/28/02	/s/ ROBERT REYNOLDS
ROBERT REYNOLDS

LEINER HEALTH PRODUCTS, INC.

DATED: 1/28/02	By:	/s/ ROBERT M. KAMINSKI
ROBERT M. KAMINSKI
CHIEF EXECUTIVE OFFICER

Initials:

Initials:	/s/ Illegible

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) dated as of February 24, 2004, between Leiner Health Products, Inc., a Delaware corporation (“Assignor”) and Leiner Health Products L.L.C., a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor has entered into the Employment Agreement, dated as of January 28, 2002 (the “Employment Agreement”), by and between Assignor and Robert K. Reynolds (“Executive”);

WHEREAS, the Assignor will enter into an Assignment and Assumption Agreement with Assignee (the “Contribution Agreement”), whereby the Assignor will contribute certain assets and liabilities to Assignee in exchange for limited liability company interests of Assignee;

WHEREAS, Executive will primarily perform services for the Assignee following the consummation of the transactions contemplated by the Contribution Agreement and, in connection therewith, the board of directors of each of the Assignor and the Assignee have determined that it is the best interests of the Assignor and the Assignee, respectively, that the Assignor assigns all of its rights, title and interest under the Employment Agreement to the Assignee and the Assignee accepts such assignment.

NOW THEREFORE, each of the Assignor and Assignee hereby covenants and agrees as follows:

1. Effective as of the closing date of the transactions contemplated by the Contribution Agreement, Assignor hereby assigns, transfers and conveys to Assignee, and Assignee accepts from Assignor, all of Assignor’s rights, title and interest to the Employment Agreement to which Assignor is a party.

2. Effective as of the closing of the transactions contemplated by the Contribution Agreement, Assignee hereby assumes and agrees to perform and to be bound by each and every term and provision of the Employment Agreement, and Assignee shall assume the obligations of Assignor under the Employment Agreement as if Assignee had executed the Employment Agreement.

3. This Agreement shall be of no force and effect if the transactions contemplated by the Contribution Agreement are not consummated and shall automatically expire if the Contribution Agreement is terminated.

4. This Agreement shall be governed by and construed in accordance with the law of the State of New York, regardless of the law that might be applied under principles of conflict of laws.

5. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Assumption Agreement to be executed and delivered as of the date first above written.

LEINER HEALTH PRODUCTS INC.

By:	/s/ ROBERT M. KAMINSKI
Name:	Robert M. Kaminski
Title:	Chief Executive Officer

LEINER HEALTH PRODUCTS L.L.C.

By:	/s/ ROBERT M. KAMINSKI
Name:	Robert M. Kaminski
Title:	Chief Executive Officer

I acknowledge and consent to the foregoing transactions, and hereby release the Assignor from all obligations and liability with respect to the Employment Agreement.

/s/ ROBERT K. REYNOLDS
Robert K. Reynolds